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Exhibit 10.23

[COMPANY LETTERHEAD]

                                , 2005

Dear                         :

        We are pleased to inform you that the Board of Directors has selected you for participation in a special bonus program established by the Company (the "Program"). The purpose of the Program is to allow you and other individuals important to the success of the Company to derive a future benefit from future Common Stock repurchases by the Company from certain Company stockholders through the creation of a Stock Unit Pool.

        The purpose of this letter is to notify you of your opportunity to participate in the Program and the terms and conditions that will govern such participation. Section 1 of this letter contains certain definitions that will be in effect for purposes of the Program. Section 2 specifies the terms of your participation in the Program and the provisions governing the settlement of Stock Units that are awarded to you. Section 3 contains certain miscellaneous provisions of the Program.

1.     DEFINITIONS.

        For purposes of the Program, the following definitions will apply:

        1.1   Board means the Company's Board of Directors.

        1.2   Business Combination means an acquisition by the Company of, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses.

        1.3   Code means the Internal Revenue Code of 1986, as amended.

        1.4   Common Stock means the common stock of the Company.

        1.5   Company means MDC Acquisition Partners Inc., a Delaware corporation.

        1.6   Continuous Service means that your service with the Company (or a parent or subsidiary of the Company), whether as an employee, member of the Board, or member of the management council is not interrupted or terminated. A change in the capacity in which you render service to the Company (or a parent or subsidiary of the Company) as an employee, member of the Board or member of the management council or a change in the entity for which you render service as an employee, provided that there is no interruption or termination of your service with the Company (or a parent or subsidiary of the Company), shall not terminate your Continuous Service.

        1.7   Effective Date means                         , 2005.

        1.8   Program Administrator means the Compensation Committee or other committee appointed by the Board to administer the Program.

        1.9   Program Participants means you and the other persons participating in the Program from time to time.

        1.10 Repurchased Stock means Common Stock repurchased by the Company pursuant to the terms of those certain Founder's Stock Purchase Agreements entered by the Company with its stockholders prior to the consummation of the IPO.

        1.11 Stock Units means the participating interests in the Stock Unit Pool awarded from time to time to you and other Program Participants.

        1.12 Stock Unit Pool means a pool reserved for distribution to the Program Participants consisting of the aggregate number of shares of Repurchased Stock held by the Company plus the proceeds (net of commissions, discounts, fees and expenses) from any sale by the Company of shares of Repurchased Stock.

        1.13 Stock Unit Pool Ratio means, for each Program Participant, the ratio equal to such person's vested Stock Units divided by the aggregate number of outstanding Stock Units.

2.     BONUS AWARD

        2.1   Number of Stock Units. Based on your Common Stock ownership of the Company as of the Effective Date, you have been awarded                          Stock Units.

        Your awarded Stock Units will allow you to participate in the Stock Unit Pool established pursuant to the terms of the Program as provided below but will not entitle you to any rights as a stockholder of the Company, including any voting, dividend or liquidation rights.

        The terms and conditions which govern the vesting and settlement of your Stock Units are as follows:

          (a)   Vesting in Stock Units. You will have a vested nonforfeitable right to your awarded Stock Units, assuming continuation of your Continuous Service, upon the consummation of a Business Combination. If your Continuous Service ceases for any reason (including death or disability), or for no reason, with or without cause, before your awarded Stock Units have vested as set forth above, then all of your Stock Units shall be immediately cancelled and shall cease to be outstanding for all purposes under the Program.

          (b)   Settlement of Stock Units. Upon the third anniversary of the Effective Date, the Company shall distribute to each Program Participant then holding vested Stock Units (i) the number of shares of Common Stock equal to such person's Stock Unit Ratio multiplied by the total number of shares of Repurchased Stock then held by the Company in the Stock Unit Pool, plus (ii) such person's Stock Unit Ratio multiplied by the proceeds (net of commissions, discounts, fees and expenses) from any sale by the Company of shares of Repurchased Stock then held in the Stock Unit Pool.

        2.2   Special Limitation. In the event that any payments to which you become entitled in accordance with the provisions of the Program or otherwise would constitute a parachute payment under Section 280G of the Code and applicable Treasury Regulations, then such payments under the Program will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) the amount of those payments that would not constitute such a parachute payment or (ii) the amount that yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to you under the Program or any other payments under Section 4999 of the Code.

3.     MISCELLANEOUS PROVISIONS

        The issuance of Stock Units under the Program shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        Subject to the restriction imposed on the transfer of the Repurchased Stock by the letter agreements between the Program Participants and the lead underwriter for the Company's initial public offering, the Company shall have the right to sell or otherwise distribute any or all shares of

Repurchased Stock at its sole discretion, provided that the proceeds (net of commissions, discounts, fees and expenses) from any such sale shall constitute a portion of the Stock Unit Pool.

        To the extent payments or distributions under the Program are subject to tax withholding by the Company, the Company shall withhold from all payments or distributions under the Program all applicable federal, state and local income and employment taxes, including excise taxes imposed under Section 4999 of the Code. To the extent distributions of Repurchased Stock under the Program to a Program Participant are not subject to tax withholding by the Company, the Company shall, at the request of such Program Participant, withhold from such distributions such number of Repurchased Stock having a fair market value equal to such Program Participant's expected tax on such distribution and in lieu thereof distribute to such Program Participant cash.

        Your Stock Units or any rights or interests pertaining thereto may not be transferred, assigned, pledged or encumbered, other than a transfer effected by will or the laws of inheritance following your death.

        The Board may amend the Program at any time prior to a Business Combination. This Program shall terminate upon the dissolution of the Company.

        The Program Administrator will have full power and authority to administer the Program and to interpret any terms and provisions of this letter that may become the subject of dispute. Decisions of the Program Administrator will be binding upon you and all other Program Participants.

        No provision of the Program or your outstanding Stock Units, whether or not vested, will confer any right upon you to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights to terminate your Continuous Service at any time for any reason, with or without cause.

        The provisions of the Program and this letter will be governed by and construed in accordance with the laws of the State of California, without resort to that state's conflict of laws rules.

        The liabilities and obligations of the Company under the Program and this letter will be binding upon any successor corporation or entity that succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as a Business Combination.

We ask that you acknowledge your receipt of this letter and your acceptance of the terms and conditions in effect for the Stock Units that have been awarded to you under the Program by signing and dating the Acceptance section below and returning it to the Company as soon as possible.

Very truly yours,

Name:
Title:

ACCEPTANCE

        I hereby acknowledge receipt of the Company's letter of August    , 2005 setting forth the terms and conditions governing the Stock Units awarded to me under the Company's special bonus program (the "Program"). I hereby agree to and accept all of the terms and conditions of the Program, and my entitlement to any bonus payments by reason of those Stock Units shall be determined solely by such terms and conditions.

Signature:
Printed Name:
Dated:

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  Exhibit 10.23